Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR INCREASES

QUARTERLY CASH DIVIDEND

MATTHEWS, NC, January 20, 2005 — The Board of Directors of Family Dollar Stores, Inc. (NYSE symbol FDO) today declared a quarterly cash dividend on the Company’s common stock of $.09-1/2 per share, payable April 15, 2005, to shareholders of record at the close of business on March 15, 2005.  The quarterly cash dividend of $.09-1/2 per share is an increase of 11.8% from the preceding quarterly cash dividend of $.08-1/2 per share.  The dividend increase represents the twenty-ninth consecutive year that the dividend has been increased.

Family Dollar Stores, Inc. operates a rapidly expanding chain of 5,556 stores in 44 states ranging as far northwest as Idaho, northeast to Maine, southeast to Florida and southwest to Arizona.

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